UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2008

AMB Financial Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-23182	35-1905382
(State or other jurisdiction)	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

Address of principal executive offices: 8230 Hohman Avenue, Munster, IN 46321

Registrant’s telephone number, including area code: (219) 836-5870

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material Definitive Agreement

On March 27, 2008, AMB Financial Corp. (the “Company”) entered into a closed-end credit agreement (“Knapp Loan Agreement”) with the Company’s Chairman of the Board, Clement B. Knapp, in the amount of $1.0 million. A copy of the Knapp Loan Agreement is attached as Exhibit 10.9 and its terms and conditions are described in Item 2.03.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under anOff-Balance Sheet Arrangement of a Registrant

The Company entered into the Knapp Loan Agreement and a substantially identical $1.0 million closed-end credit agreement in order to refinance a $2.0 million borrowing which had a contractual maturity date of March 31, 2008

The two agreements are for five years, subject to renewal thereafter. Interest payments on the agreements are paid monthly and have a fixed interest rate of 8.00%. No amortization of principal is required. Each of the agreements is collateralized by approximately fifty percent of the capital stock of the Company’s wholly owned subsidiary, American Savings, FSB.

Payment under the agreements may be accelerated by the occurrence of one of several events that qualifies as a default under the terms of the agreements. Such events include the Company’s failure to pay an installment of interest when due for a period of 15 days; the Company’s failure to pay the principal when it becomes due; the Company’s failure to observe or perform any of the covenants in the agreements or a decree or order adjudging the Company to be bankrupt or insolvent or appointing a receiver, liquidator or trustee for the Company.

Management solicited numerous potential lenders to refinance the Company’s prior $2 million indebtedness and selected Mr. Knapp and the other subject lender because they offered the best overall terms to the Company and its stockholders.

Item 8.01.	Other Events

The Company announces that its annual meeting of stockholders will be held at its main office located at 8230 Hohman Avenue, Munster, Indiana, at 10:30 a.m. central time, on April 23, 2008.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.	Not Applicable.

(b)	Pro forma financial information.	Not Applicable.

(c)	Shell company transactions	Not Applicable.

(d)	Exhibits	Exhibit 10.9: Loan Agreement with Clement B. Knapp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMB FINANCIAL CORPORATION

DATE: April 1, 2008	By:	/s/ Michael Mellon
Michael Mellon
President and Chief Executive Officer